Exhibit 4.5

THIS WARRANT AMENDS AND RESTATES IN ITS ENTIRETY THAT CERTAIN SERIES C PREFERRED STOCK WARRANT, DATED AS OF JUNE 30, 2023, ISSUED BY THE COMPANY TO THE ORIGINAL HOLDER HEREOF (THE “ORIGINAL WARRANT”). UPON THE EFFECTIVE EXECUTION AND DELIVERY OF THIS WARRANT BY THE COMPANY TO THE HOLDER, THE ORIGINAL WARRANT SHALL BE AMENDED, RESTATED AND SUPERSEDED HEREBY, AND SHALL BE CANCELLED AND OF NO FURTHER FORCE OR EFFECT AS A SEPARATE INSTRUMENT.

THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

ACTUATE THERAPEUTICS, INC.

AMENDED AND RESTATED WARRANT

Warrant No. C-[__]

This Amended and Restated Warrant (this “Warrant”) is issued as of June 30, 2023 (the “Issuance Date”), to [_____________] (the “Holder”) in connection with that certain Engagement Agreement, dated September 29, 2022 (the “Engagement Agreement”), by and between Actuate Therapeutics, Inc. (the “Company”) and Newbridge Securities Corporation (“Newbridge”).

1.            Number of Shares; Exercise Price.

1.1            Subject to the terms and conditions set forth herein, the Holder is entitled, upon surrender of this Warrant at the principal office of the Company (or at such other place as the Company identifies in a written notice delivered to the Holder), to purchase from the Company (i) [____________] shares of the Company’s Series C redeemable convertible preferred stock, $0.000001 par value per share (the “Series C Preferred Stock”), or (ii) if the Company has completed an initial public offering pursuant to an effective registration statement under the Securities Act (an “IPO”) of its common stock, $0.000001 par value per share (the “Common Stock”), [________]1 shares of Common Stock (such Series C Preferred Stock or such Common Stock, the “Shares”), for a purchase price of $5.23 per share of Series C Preferred Stock or a purchase price of $9.422 per share of Common Stock, as then applicable (the “Exercise Price”).

1 This share number has been adjusted to give effect to a 1.8 for 1 reverse stock split of the common stock expected to occur on or around June 5, 2024.

2 This exercise price has been adjusted to give effect to a 1.8 for 1 reverse stock split of the common stock expected to occur on or around June 5, 2024.

1.2            The Shares and the Exercise Price shall be subject to adjustment pursuant to Section 7 hereof.

2.            Exercise Period. This Warrant is exercisable as to the Shares covered hereby during the period commencing on the Issuance Date and continuing until the earliest to occur of (i) 5:00 p.m. Central Time on the date which is five (5) years following the Issuance Date, (ii) the consummation of a Change of Control (as defined below), and (iii) 5:00 p.m. Central Time on the date which is two (2) years following the first closing of an IPO, at which time this Warrant shall expire (the “Expiration Date”). In the event that, upon the the closing of a Change of Control, the closing of an IPO or the Expiration Date, the fair market value of one Share (or other security issuable upon the exercise hereof) as determined hereunder is greater than the Exercise Price in effect on such date, then this Warrant shall automatically be deemed on and as of such date, and immediately prior to the closing of the Change of Control or IPO, as applicable, to be exercised pursuant to Section 3 as to all Shares (or such other securities) for which it shall not previously have been exercised, and the Company shall, within a reasonable time, deliver the Shares (or such other securities) issued upon such exercise to Holder. For purposes of this Warrant, “Change of Control” means:

(a)	The acquisition by any one person (other than existing stockholders of the Company), or more than one such persons acting as a group, of ownership of the Company’s voting stock that, together with the Company’s voting stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the Company’s equity interests; provided, however, that if any one person (other than existing stockholders of the Company), or more than one such person acting as a group, is considered to own more than fifty percent (50%) of the total voting stock of the Company, the acquisition of additional shares of stock by the same person or persons will not be considered to cause a Change of Control;

(b)	The consummation of a consolidation or merger of the Company in which the Company is not the surviving entity or pursuant to which the Company’s equity interests would be converted into cash, securities or other property; provided, however, a Change of Control shall not be deemed to have occurred if the majority of the board of directors of the surviving corporation are, and for a one (l)-year period after the merger continue to be, persons who were directors of the Company immediately prior to the merger or were elected as directors, or nominated for election as a director, by a vote of at least two-thirds of the directors then still in office who were directors of the Company immediately prior to the merger;

(c)	The date the Company leases, or grants an exclusive license to, all or substantially all of the assets of the Company to any one person or more than one person; and

(d)	The date that any one person or more than one person acting as a group acquires all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change of Control shall not be deemed to have occurred in the event the Company forms a holding company and, as a result thereof, the holders of the Company’s voting securities immediately prior to the transaction hold, in approximately the same relative proportions as they held prior to the transaction, substantially all of the voting securities of the holding company that owns all of the Company’s voting securities immediately after completion of the transaction. Further, a Change of Control shall not be deemed to have occurred due to any acquisition of voting stock by an employee stock ownership plan sponsored by the Company.

3.            Method of Exercise.

3.1            Cash Exercise. Subject to Sections 1 and 2 above, the Holder may exercise, in whole or in part, the purchase rights evidenced by this Warrant. Such exercise shall be effected by: (i) the surrender of this Warrant, together with a duly executed copy of the form of exercise notice attached hereto as Annex I (the “Exercise Notice”), to the secretary of the Company at its principal office, accompanied by (ii) the payment to the Company by cash, check or wire transfer of an amount equal to the product of (A) the Exercise Price multiplied by (B) the number of Shares being purchased (such product, the “Purchase Price”).

3.2            Net Issuance. In lieu of payment of the Purchase Price described in Section 3.1 above, the Holder may elect to receive, without the payment by the Holder of any additional consideration, Shares equal to the value of this Warrant or any portion hereof, by the surrender of this Warrant or such portion to the Company, with the Exercise Notice duly executed and so signifying the net issuance election, to the secretary of the Company at its principal office. Thereupon, the Company shall issue to the Holder such number of fully paid and nonassessable Shares as is computed using the following formula:

where:

X =            the number of Shares to be issued to the Holder.

Y =            the number of Shares covered by this Warrant in respect of which the net issuance election is made.

A =            the “fair market value” of one Share, as determined in accordance with the provisions of this Section 3 as of the date of calculation.

B =            the Exercise Price in effect under this Warrant at the time the net issuance election is made.

For purposes of this Section 3, the “fair market value” per Share shall be determined as follows:

(a)            in the event of an IPO, the price per share at which shares of Common Stock are sold to the public;

(b)            in the event of a Change of Control, the fair market value shall be deemed to be the amount of consideration per Share to be received by holders of a Share at the closing of such Change of Control;

(c)            if traded on a securities exchange, the fair market value shall be deemed to be the average of the closing prices of the Shares on such exchange over the 30-day period ending three days prior to the date of the Exercise Notice;

(d)            if actively traded over-the-counter, the fair market value shall be deemed to be the average of the closing bid prices of the Shares over the 30-day period ending three days prior to the date of the Exercise Notice; or

(e)            if there is no active public market for the Shares, the fair market value shall be determined in good faith by the Board of Directors of the Company.

4.            Certificates for Shares. Upon the exercise of the purchase rights evidenced by this Warrant, the number of Shares so purchased shall be issued and delivered to the Holder as soon as practicable thereafter, either in certificated or uncertificated form at the option of the Company. Upon any partial exercise of this Warrant, the Company shall forthwith issue and deliver to the Holder a new warrant or warrants of like tenor as this Warrant for the remaining portion of the Shares for which this Warrant may still be exercised.

5.            Issuance of Shares. The Company covenants that the Shares, when issued pursuant to the exercise of this Warrant, will be duly and validly issued, fully-paid and non-assessable and free from all taxes, liens, and charges with respect to the issuance thereof (except for any applicable transfer taxes, which shall be paid by the Holder).

6.            Prior Notice of a Change of Control or IPO. The Company shall give the Holder at least five (5) days’ prior written notice of the expected occurrence of a Change of Control or the first closing of an IPO.

7.            Adjustment of Exercise Price and Number of Shares. The number of and kind of Shares purchasable upon exercise of this Warrant and the Exercise Price shall be subject to adjustment from time to time as follows:

7.1            Subdivisions, Combinations and Other Issuances. If the Company shall at any time or from time to time prior to the Expiration Date subdivide shares of Common Stock, by forward stock split or otherwise, or combine such shares, or issue additional such shares as a dividend with respect to any such shares, the number of Shares issuable on the exercise of this Warrant shall forthwith be proportionately increased in the case of a subdivision or stock dividend, or proportionately decreased in the case of a combination. Appropriate adjustments shall also be made to the Exercise Price payable per Share, but the Purchase Price payable for the total number of Shares purchasable under this Warrant (as adjusted) shall remain the same, subject to any adjustment for rounding. Any adjustment under this Section 7.1 shall become effective as of the record date of such subdivision, combination, dividend, or other distribution, or in the event that no record date is fixed, upon the making of such subdivision, combination or dividend.

7.2            Merger, Consolidation, Reclassification, Reorganization, Etc. In case of any change in the Shares prior to the Expiration Date (other than as a result of a subdivision, combination, or stock dividend provided for in Section 7.1 above), whether through merger, consolidation, reclassification, reorganization, partial or complete liquidation, purchase of substantially all the assets of the Company, or other change in the capital structure of the Company, then, as a condition of such change, lawful and adequate provision will be made so that the Holder will have the right thereafter to receive upon the exercise of the Warrant the kind and amount of shares of stock or other securities or property to which it would have been entitled if, immediately prior to such event, it had held the number of Shares obtainable upon the exercise of the Warrant. In any such case, appropriate adjustment will be made in the application of the provisions set forth herein with respect to the rights and interest thereafter of the Holder, to the end that the provisions set forth herein will thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the exercise of the Warrant. The Company will not permit any change in its capital structure to occur unless the issuer of the shares of stock or other securities to be received by the Holder, if not the Company, agrees to be bound by and comply with the provisions of this Warrant.

7.3            Notice of Adjustment. Upon each adjustment of the Exercise Price, class, and/or number of Shares, the Company, at the Company’s expense, shall notify Holder in writing within a reasonable time setting forth the adjustments to the Exercise Price, class and/or number of Shares and facts upon which such adjustment is based.  The Company shall, upon written request from Holder, furnish Holder with a certificate of its Chief Financial Officer of the Company, including computations of such adjustment and the Exercise Price, class and number of Shares in effect upon the date of such adjustment.

8.            Compliance with the Securities Act; Transferability.

8.1            Compliance with the Securities Act. The Holder, by acceptance of this Warrant, agrees to comply in all respects with the provisions of this Section 8, any contractual restrictions then in effect between the Holder and the Company and the restrictive legend requirements set forth on the face of this Warrant and further agrees that such Holder shall not offer, sell, or otherwise dispose of this Warrant or any Shares to be issued upon exercise hereof except under circumstances that will not result in a violation of the Securities Act. This Warrant and all Shares issued upon exercise of this Warrant (unless registered under the Securities Act) shall be stamped or imprinted with a legend in substantially the following form:

“THIS WARRANT AND THE SECURITIES ISSUABLE UPON THE EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER ANY STATE SECURITIES LAWS. THESE SECURITIES MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.”

8.2            Transferability. Subject to compliance with Section 8.1, within a reasonable time after the Company’s receipt of an executed instrument of assignment, in form and substance reasonably acceptable to the Company, the transfer shall be recorded on the books of the Company upon the surrender of this Warrant, properly endorsed, to the Company at its principal offices, and the payment to the Company of all transfer taxes and other governmental charges imposed on such transfer. In the event of a partial transfer, the Company shall issue to the new holders one or more appropriate new warrants. Any attempted transfer or assignment of this Warrant (or any portion thereof) not complying with this Section 8 shall be null and void.

8.3            Representations of the Holder. In connection with the issuance of this Warrant, the Holder specifically represents, as of the date hereof, to the Company by acceptance of this Warrant as follows:

(a)            The Holder is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. The Holder is acquiring this Warrant and the Shares to be issued upon exercise hereof for investment for its own account and not with a view towards, or for resale in connection with, the public sale or distribution of this Warrant or the Shares, except pursuant to sales registered or exempted under the Securities Act.

(b)            The Holder understands and acknowledges that this Warrant and the Shares to be issued upon exercise hereof are “restricted securities” under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that, under such laws and applicable regulations, such securities may be resold without registration under the Securities Act only in certain limited circumstances. In addition, the Holder represents that it is familiar with Rule 144 under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

(c)            The Holder acknowledges that it can bear the economic and financial risk of its investment for an indefinite period, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Warrant and the Shares. The Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Warrant and the business, properties, prospects, and financial condition of the Company.

9.            No Fractional Shares. Notwithstanding any provisions to the contrary in this Warrant, the Company shall not be required to issue certificates representing fractional Shares, but may instead, in the Company’s discretion, make a payment in cash based on the fair market value of the Company’s Shares as determined in good faith by the Company’s Board of Directors or round such fractional Share up to one whole Share (which may be based on Holder’s aggregate ownership of fractional Shares).

10.            No Rights as Stockholder. Prior to the exercise of this Warrant, the Holder shall not be entitled, as a Warrant holder, to any rights of a stockholder of the Company, including, without limitation, the right to vote, to receive dividends or other distributions or to exercise any pre-emptive rights, and the Holder shall not be entitled, as a Warrant holder, to receive any notice of any proceedings of the Company, except as provided herein or as otherwise agreed.

11.            Loss, Etc. of Warrant. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant, and of indemnity reasonably satisfactory to the Company if lost, stolen or destroyed, and upon surrender and cancellation of this Warrant if mutilated, and upon reimbursement of the Company’s reasonable incidental expenses, the Company shall execute and deliver to the Holder a new Warrant of like date, tenor and denomination.

12.            Miscellaneous.

12.1            Further Acts. Each of the parties hereto agrees to perform any further acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Warrant.

12.2            Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail (if to the Holder or any other holder of Company securities) or otherwise delivered by hand, messenger or courier service addressed:

(a)            if to the Holder, to such Holder’s address, facsimile number or electronic mail address as shown in the Company’s records, which shall initially be as set forth on the signature page hereto and as may be updated in accordance with the provisions hereof;

(b)            if to any other holder of this Warrant or shares issuable upon conversion thereof, to such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to the address, facsimile number or electronic mail address of the last holder of this Warrant or shares issuable upon conversion thereof for which the Company has contact information in its records; or

(c)            if to the Company, to the attention of the Chief Executive Officer of the Company at 1751 River Run, Suite 400, Fort Worth, Texas 76107, or at such other current address as the Company shall have furnished to the Holder, with a copy (which shall not constitute notice) to: Baker & Hostetler LLP, 1050 Connecticut Avenue, NW, Suite 1100, Washington, DC 20036, Attention: Janis Penman.

Each such notice or other communication shall, for all purposes under this Warrant, be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, postage prepaid, specifying next-business-day delivery, one (1) business day after deposit with the courier), (ii) if sent via mail, at the earlier of its receipt or five (5) days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, (iii) if sent via facsimile, upon confirmation of facsimile transfer, or (iv) if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient’s next business day. In the event of any conflict between the Company’s books and records and this Warrant or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

The Holder consents to the delivery of any notice to stockholders given by the Company under the under the General Corporation Law of the State of Delaware (as amended and in effect from time to time, the “DGCL”) or the Company’s certificate of incorporation or bylaws by (i) facsimile telecommunication to the facsimile number set forth on the signature page hereto (or to any other facsimile number for the Holder in the Company’s records), (ii) electronic mail to the electronic mail address set forth on the signature page hereto (or to any other electronic mail address for the Holder in the Company’s records), (iii) posting on an electronic network together with separate notice to the Holder of such specific posting, or (iv) any other form of electronic transmission (as defined in the DGCL) directed to the Holder or other security holder. This consent may be revoked by the Holder by written notice to the Company.

12.3            Amendments. This Warrant may be amended, waived or modified only upon the written consent of the Company and the Holder.

12.4            Headings; References. The headings of sections contained in this Warrant are included herein for reference purposes only, solely for the convenience of the parties hereto, and shall not in any way be deemed to effect the meaning, interpretation or applicability of this Warrant or any term, condition or provision hereof.

12.5            Successors and Assigns. All of the covenants, stipulations, promises, and agreements in this Warrant shall bind and inure to the benefit of the parties’ respective successors and assigns, whether so expressed or not.

12.6            Applicable Law. This Warrant shall be governed by and construed under the laws of the State of Delaware as applied to agreements among Delaware residents entered into and to be performed entirely within Delaware.

12.7            Attorneys’ Fees. In the event that any party to this Warrant shall commence any suit, action, arbitration or other proceeding to interpret this Warrant, or to determine or enforce any right or obligation created hereby, including, but not limited to, any action for rescission of this Warrant or for a determination that this Warrant is void or ineffective ab initio, the prevailing party in such action shall recover such party’s reasonable costs and expenses incurred in connection therewith, including reasonable attorneys’ fees and costs of appeal, if any. Any court, arbitrator or panel of arbitrators shall, in entering any judgment or making any award in any such suit, action, arbitration or other proceeding, in addition to any and all other relief awarded to such prevailing party, include in such judgment or award such party’s costs and expenses as provided in this Section 12.7.

12.8            Entire Agreement. The terms and provisions of this Warrant supersede all written and oral agreements and representations made by or on behalf of the Company. This Warrant and the Engagement Agreement contain the entire agreement of the parties with respect to the subject matter hereof.

12.9            Severability. If one or more provisions of this Warrant are held to be unenforceable under applicable law, such provision shall be excluded from this Warrant and the balance of the Warrant shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

12.10            Execution and Counterparts. This Warrant may be executed in counterparts, each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered will be deemed to have been duly and validly delivered and be valid and effective for all purposes.

12.11      Taxes.      The Company will pay all taxes (other than any income taxes, capital gain tax or other similar taxes), if any, attributable to the initial issuance of this Warrant and the issuance of any stock upon exercise of this Warrant; provided, however, the Company will not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the initial Holder.

12.12            Payments. Payments under this Warrant shall be due and payable in lawful money of the United States of America in funds which are or will be available for next business day use by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed by its duly authorized officer.

COMPANY:

Actuate Therapeutics, Inc.,
a Delaware corporation

By:
Name:	Daniel Schmitt
Title:	Chief Executive Officer

HOLDER:

[NAME]

By:
Name:
Title:

Address:

Phone:
Email:

Facsimile (if applicable):

SIGNATURE PAGE TO WARRANT

ANNEX I

NOTICE OF EXERCISE

TO:

1.          The undersigned Warrantholder (“Holder”) elects to acquire the Shares of Actuate Therapeutics, Inc., a Delaware corporation (the “Company”), pursuant to the terms of the Warrant dated June 30, 2023 (the “Warrant”).

2.          The Holder exercises its rights under the Warrant as set forth below:

☐         The Holder elects to purchase _________ Shares as provided in Section 3.1 of the Warrant and tenders herewith a check in the amount of $_______ as payment of the Purchase Price.

☐         The Holder elects to net issue exercise the Warrant for Shares as provided in Section 3.2 of the Warrant.

3.          The Holder surrenders the Warrant with this Notice of Exercise.

4.          The Holder represents that it is acquiring the aforesaid Shares for investment and not with a view to, or for resale in connection with, distribution and that the Holder has no present intention of distributing or reselling the Shares unless in compliance with all applicable federal and state securities laws.

5.          Please issue uncertificated shares or a certificate representing the Shares in the name of the Holder or in such other name as is specified below:

Name:

Address:

Taxpayer I.D.:

By:

Name:

Title:

Date:

ANNEX I